Exhibit 99.1


        Gastar Exploration Announces Successful Bossier Drilling Results


     HOUSTON--(BUSINESS WIRE)--Aug. 8, 2006--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) is pleased to announce that it has drilled the John Parker #1 well located in Robertson County, Texas to a total depth of 17,522 feet and, based on preliminary analysis of electric logs and gas shows encountered during drilling, the well encountered approximately 60 net feet of apparent pay with high indicated porosity in four separate middle Bossier sands. Gastar is in the process of installing a 5-inch string of casing to total depth and will begin initial completion and testing in at least two of the four apparent pay zones. The completion activities are expected to take approximately 30 days and, if successful, initial production is expected by mid-September 2006. Gastar has a 50% after casing point ("ACP") working interest with Chesapeake Energy Corporation (NYSE:CHK) owning a 25% ACP working interest and an unrelated private exploration and production company owning the remaining 25% working interest.
     Gastar is currently drilling the Wildman Trust #2 well at an approximate depth of 17,800 feet and anticipates reaching total depth in approximately 20 days. The Wildman Trust #2 well is being drilled to an estimated total depth of 19,200 feet. This well is targeting the same lower Bossier series of sands that are productive in Gastar's Donelson #1 well plus middle Bossier sands found in the Wildman Trust #1 well and the Donelson #1 well. Gastar's working interest is approximately 56% BCP (67% ACP) in the Wildman Trust #2 well with Chesapeake Energy Corporation holding the remaining 44% BCP working interest (33% ACP working interest).
     Commenting on the announcement, J. Russell Porter, Gastar's Chief Executive Officer, stated, "The success of the John Parker #1 well confirms the reserve potential for a very large portion of Gastar's deep Bossier holdings. With this well, and the continued success of offset drilling adjacent to Gastar's lease position by other operators, the risks associated with future drilling of the middle Bossier formation on Gastar's acreage position has decreased substantially. We expect to spud the John Parker #2 well within the next 10 to 14 days to test the middle Bossier formation at a location approximately one mile south of the John Parker #1 well."
     Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.5 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin (PEL
238) and Gippsland Basin (EL 4416) located in New South Wales and Victoria, respectively.

     Safe Harbor Statement and Disclaimer:

     This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
     The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


     CONTACT: Gastar Exploration, Ltd., Houston
              J. Russell Porter, 713-739-1800
              Fax: 713-739-0458
              rporter@gastar.com
              www.gastar.com